UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/15/2011

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

DELAWARE	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

As previously disclosed in its Current Report on Form 8-K filed on July 14, 2010, Raser Technologies, Inc. (the "Company") entered into definitive agreements concerning the forbearance and modification of the Company's agreements with Thermo No. 1 BE-01, LLC, The Prudential Insurance Company of America, Zurich American Insurance Company and Deutsche Bank Trust Company Americas (collectively, the "Thermo Lenders"), relating to the repayment of a substantial portion of the debt financing for the Thermo No. 1 geothermal power plant (the "Thermo Financing"). The forbearance period was to terminate March 15, 2011: provided, however, that such date is extended to April 15, 2011 if, not later than March 15, 2011, the Company provides the Thermo Lenders with a letter of intent (that does not contain a financing or similar contingency) with respect to a transaction that will result in the Thermo Lenders receiving a cash payment of up to $6.75 million (the "Additional Payment"). The Company believes it satisfied the requirement for extending the forbearance period to April 15, 2011.

The agreements contemplated that the Company would satisfy the Additional Payment using proceeds from the sale of all or part of its interest in the Thermo No. 1 plant, but the Company is permitted to satisfy the Additional Payment by using cash from other sources, if available. The agreements provided that if the Additional Payment is not paid prior to March 15, 2011 or, as extended, April 15, 2011, then the Thermo No. 1 project would be obligated for the full payment of the original principal amount of $9.8 million, plus accrued interest at a rate of 7.00% per annum, currently totaling approximately $10.3 million.

As of the date hereof, the Company has not paid the Additional Payment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: April 21, 2011	By:	/s/ John T. Perry
John T. Perry
Chief Financial Officer